STOCKHOLDERS' AGREEMENT
                      -----------------------


           This AGREEMENT is made as of this 17th day of October, 1997, by and among J. Crew Group, Inc., a New York corporation (the "Company"), and each of the following (hereinafter severally referred to as a "Stockholder" and collectively referred to as the "Stockholders"): TPG Partners II, L.P. ("TPG II"), TPG Parallel II, L.P. ("TPG Parallel II"), TPG Investors II, L.P. ("TPG Investors II," and, together with TPG II and TPG Parallel II, the "TPG Holders"), each of the other signatories hereto, and each of the parties who become parties to this Agreement pursuant to Article V hereof as stockholders of the Company.

           WHEREAS, TPG II, the Company and certain shareholders of the Company have heretofore entered into a Recapitalization Agreement dated as of July 22, 1997, as amended (the "Recapitalization Agreement"), which provides for, among other things, the recapitalization of the Company on the terms and subject to the conditions set forth in the Recapitalization Agreement (the "Recapitalization") and the related acquisition of shares of common stock of the Company by certain parties as described therein;

           WHEREAS, the Company, each of the TPG Holders and certain other Stockholders are on the date hereof entering into a Preferred Stock Subscription Agreement (the "Subscription Agreement") which provides for, among other things, the subscription for shares of Series A Cumulative Preferred Stock, $.01 par value, of the Company ("Series A Preferred Stock") and Series B Cumulative Redeemable Preferred Stock, $.01 par value, of the Company ("Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Shares") by the other parties thereto on the terms and subject to the conditions set forth in the Subscription Agreement;

           WHEREAS, the Stockholders, together with Emily Woods, will acquire or hold all of the issued and outstanding shares of common stock, $.01 par value, of the Company (such shares, together with any additional shares of common stock issued by the Company, being hereinafter severally referred to as a "Common Share" and collectively referred to as the "Common Shares," and, together with the Preferred Shares, being hereinafter severally referred to as a "Share" and collectively referred to as the "Shares"); and

           WHEREAS, in consideration of the Recapitalization Agreement and the Subscription Agreement and the transactions contemplated thereby, the parties hereto desire to enter into an agreement regarding certain matters described herein, including the imposition of certain restrictions on the transferability of Common Shares.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

                             ARTICLE I
                             ---------

                  Representations and Warranties
                  ------------------------------

           Each of the parties hereby severally represents and warrants to each of the other parties as follows:

           1.1 Authority; Enforceability. Such party has the legal capacity or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party, if not an individual, is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

           1.2 No Breach. Neither the execution of this Agreement nor the performance by such party of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:

           (a) conflict with or violate its articles of incorporation, bylaws or other organizational documents;

           (b) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, re-negotiate or terminate or receive any payment, or constitute a default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of, any contract or agreement to which it is a party or by which it or any of its assets or operations are bound or affected; or

           (c) constitute a violation by such party of any laws, rules or regulations of any governmental, administrative or regulatory authority or any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority.

           1.3 Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated hereby.

           1.4 Share Ownership. Such party will own, immediately following the consummation of the transactions contemplated by the Recapitalization Agreement, the number of Shares of each class set forth opposite such party's name in Schedule 1.4 attached hereto, free


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


and clear of any and all liens, claims and encumbrances, other than those created by this Agreement.

                            ARTICLE II
                            ----------

                        Transfer of Shares
                        ------------------

           2.1  Restrictions on Transfers.

           (a) No Stockholder may transfer by way of sale, exchange, assignment, pledge, gift or other disposition (all of which acts shall be deemed included in the term "transfer" as used in this Agreement) any or all of the Shares (whether held in its, his or her own right or by a representative of the Stockholder, such Stockholder hereinafter being referred to as a "Transferor") unless (i) such transfer of Shares is made on the books of the Company and in accordance with the provisions of
Article II of this Agreement and (ii) the transferee of such Shares (if other than (A) the Company or another Stockholder, (B) a transferee in a sale of Shares made under Rule 144 (or any successor provision) under the Securities Act of 1933, as amended (the "Securities Act") or (C) a transferee of Shares registered under the Securities Act, that is otherwise permitted by this Agreement) agrees to become a party to this Agreement pursuant to
Article V hereof and executes such further documents as may be necessary, in the opinion of the Company, to make him, her or it a party hereto.

           (b) Any purported transfer of Shares other than in accordance with this Agreement by any Transferor shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Shares pursuant to any such transfer.

           (c) The Company shall not, without the written consent of the holders of a majority, by voting power, of the outstanding Shares, issue any Shares upon original issue or reissue or otherwise dispose of any Shares unless the recipient or transferee of such Shares (if other than a Stockholder) shall agree to become a party to this Agreement pursuant to Article V hereof and executes such further documents as may be necessary, in the opinion of the Company, to make him, her or it a party hereto; provided that if the recipient or transferee of such Shares is an affiliate of any of the TPG Holders that is not a Stockholder and the TPG Holders shall hold a majority of the outstanding Shares, the aforementioned consent must be obtained from holders of a majority, by voting power, of the outstanding Shares other than Shares held by the TPG Holders.

           2.2  Right of First Offer.

           (a) Prior to any underwritten initial public offering by the Company of any Shares, in the event that a Transferor desires to sell or transfer all or part of its Common Shares ("Offered Common Shares"), other than pursuant to Section 2.3,
2.4 or 2.5 of this Agreement or in reliance and in accordance with Rule 144 (or any successor provision) under the Securities Act, the Transferor shall give prompt written notice (a "Transferor's Notice") of its desire to sell the Offered Common Shares to the Company and TPG II, which notice shall identify (i) the


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


number of Offered Common Shares, (ii) the number of shares, if any, of Series A Preferred Stock and/or Series B Preferred Stock which the Transferor proposes to sell or transfer in conjunction with the sale or transfer of the Offer Common Shares (the "Offered Preferred Shares" and, together with the Offered Common Shares, "Offered Shares") and (iii) any other material items and conditions of the proposed transfer (other than the offering price). The date on which such Transferor's Notice is actually received by the Company and TPG II is referred to hereinafter as the "Notice Date." Following consummation of any underwritten initial public offering by the Company of any Shares, a Transferor shall, subject to compliance with the provisions of
Section 2.1(a), have the right to sell or transfer all or part of its Shares without complying with the requirements of this
Section 2.2. Unless a Transferor desires to sell or transfer any or all of its Preferred Shares in conjunction with the sale or transfer of any or all of its Common Shares, prior to any underwritten initial public offering by the Company of any Shares, such Transferor may, subject to compliance with the provisions of Section 2.1(a), sell any or all of its Preferred Shares without complying with the provisions of this Section 2.2.

           (b) The TPG Holders shall have fifteen (15) days following the Notice Date to notify the Transferor and the Company in writing of an offer to purchase in cash (the "Offer to Purchase") all (but not less than all) of the Offered Shares by one or more of the TPG Holders (the "Electing Holders"), the proposed cash purchase price thereof, the proposed closing date for the purchase and any other material term or condition of the proposed purchase. If the Transferor does not receive a written notice from any of the TPG Holders containing a cash offer to purchase the Offered Shares within the fifteen (15) day period, the TPG Holders shall be deemed to have declined to purchase such Offered Shares and the Transferor may, subject to compliance with the provisions of Section 2.1(a) and Section 2.2(e), thereafter transfer to any purchaser at any time within one hundred twenty
(120) days following the Notice Date all (but not less than all) of the Offered Shares upon the terms and conditions set forth in the Transferor's Notice; provided that if TPG II notifies the Transferor in writing, within fifteen (15) days following receipt of the notice required by Section 2.2(e), of an objection to the purchaser because the purchaser or one or more of its affiliates competes with one or more of the businesses of the Company and its subsidiaries, the Transferor shall not have the right to transfer any of the Offered Common Shares to such purchaser (but shall be permitted to transfer the Offered Preferred Shares); and provided further that if the Offered Common Shares are not transferred to a purchaser for any reason within one hundred twenty (120) days following the Notice Date, then such Offered Common Shares may be transferred only by again complying with all of the terms and procedures set forth in this Article II.

           (c) The Transferor shall have fifteen (15) days following receipt of the Offer to Purchase to accept the offer made by the Electing Holders to purchase all (but not less than all) of the Offered Shares on the terms and subject to the conditions set forth in the Offer to Purchase. If, in accordance with the terms of the preceding sentence, the Transferor accepts the offer made by the Electing Holders to purchase all (but not less than all) of the Offered Shares on the terms and subject to the conditions set forth in the Offer to Purchase, the closing for such transaction shall take place at a time and place reasonably acceptable to the Transferor and the Electing Holders; provided that such closing shall not occur more than thirty (30) days after the date on which the Electing Holders actually receive notice that their Offer to Purchase has been accepted by the Transferor. At such closing, the Electing Holders shall deliver to the Transferor the consideration to be exchanged for such Offered Shares, in immediately available funds, and the Transferor shall deliver to the Electing Holders all documents required to effect the sale of such Offered Shares, duly endorsed and free of any liens, including appropriate documentation providing indemnities to the Electing Holders regarding its title to such Offered Shares and such other matters as are customary for such transactions.

           (d) If, within fifteen (15) days following receipt of the Offer to Purchase, the Transferor rejects or does not accept the Offer to Purchase made by the Electing Holders, such Transferor may, subject to compliance with the provisions of
Section 2.1(a) and Section 2.2(e), thereafter sell all (but not less than all) of the Offered Shares to any purchaser at any time within one hundred twenty (120) days following the Notice Date; provided that (i) the purchase price for such Offered Shares in any such transaction is in cash and is greater than the proposed cash purchase price offered by the Electing Holders for such Offered Shares and (ii) if TPG II notifies the Transferor in writing, within ten (10) days following receipt of the notice required by Section 2.2(e), of an objection to the purchaser because the purchaser or one or more of its affiliates competes with one or more of the businesses of the Company and its subsidiaries, the Transferor shall not have the right to transfer any of the Offered Common Shares to such purchaser (but shall be permitted to transfer the Offered Preferred Shares); and provided further that if the Offered Common Shares are not transferred to a purchaser for any reason within one hundred twenty (120) days following the Notice Date, then such Offered Common Shares may be transferred only by again complying with all of the terms and procedures set forth in this Article II.

           (e) As soon as practicable, but in any event no less than fifteen (15) days prior to the consummation of a proposed sale of Offered Shares to a purchaser pursuant to Section 2.2(d), the Transferor shall give written notice to the Company and TPG II, which notice shall specify with respect to each such proposed sale (i) the identity of the purchaser, (ii) the cash purchase price to be paid by such purchaser for the Offered Shares, (iii) the date of the proposed transfer and (iv) any other material items and conditions of the proposed sale.

           2.3 Transfers to Permitted Transferees. A Stockholder may transfer any or all of the Shares held by such Stockholder to a Permitted Transferee (as hereinafter defined) of such Stockholder without complying with any other provision of this
Article II other than Section 2.1. For purposes of this Agreement, a "Permitted Transferee" means (a) in the case of any Stockholder that is not a corporation, any general or limited partner, member, managing director, officer, employee or affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of such Stockholder, (b) in the case of any Stockholder that is a corporation, any other entity that owns, directly or indirectly, at least 51% of the equity securities of such Stockholder ("majority ownership") or that is under common majority ownership with such Stockholder, (c) in the case of any Stockholder that is an individual, any successor by death or divorce or (d) in the case of any Stockholder that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendants.

2.4   Bankruptcy of a Stockholder.

           (a) Upon the bankruptcy (as hereinafter defined in Section 2.4(d) below) of a Stockholder (a "Bankrupt Stockholder"), the TPG Holders may, by written notice given to the Bankrupt Stockholder, the other Stockholders and the Company within 30 days following the occurrence of the event specified in
Section 2.4(d) which gives rise to such bankruptcy, elect to purchase for cash part or all of such Bankrupt Stockholder's shares (the "Bankrupt Shares") at a price equal to the fair market value of such shares at the time of purchase, as determined by an independent appraiser to be selected by the Company. Fees and expenses of any independent appraiser selected pursuant to this subsection shall be shared equally by the Bankrupt Stockholder and the TPG Holders.

           (b) If the TPG Holders elect to acquire fewer than all of the Bankrupt Shares within 30 days after the event giving rise to such bankruptcy, the Company shall thereupon have the option, exercisable by written notice given to the Bankrupt Stockholder and the other Stockholders within 45 days after the event giving rise to such bankruptcy, to purchase for cash all or part of the remaining Bankrupt Shares at the price determined in accordance with Section 2.4(a) above.

           (c) Upon the giving of the notices provided in Sections 2.4(a) and (b) above, the TPG Holders and/or the Company, as the case may be, shall be obligated severally, but not jointly, to purchase, and the Bankrupt Stockholder shall be obligated to sell to each of them, the respective numbers of such Bankrupt Shares specified in such notices (or determined in accordance with Section 2.4(a) above, as the case may be) for cash at the price determined in accordance with Section 2.4(a) above.

           (d) The bankruptcy of a Stockholder shall be deemed to occur upon the occurrence of any of the following events:

           (i) The filing of a voluntary petition in bankruptcy by such Stockholder;

           (ii) The filing of an involuntary petition in bankruptcy with respect to such Stockholder which remains undismissed for a period of 90 days;

           (iii) The appointment of a receiver with respect to such Stockholder or with respect to all or substantially all of his, her or its assets or affairs which remains undismissed for a period of 60 days; or

           (iv) The admission in writing by the Stockholder of his, her or its inability to pay his, her or its debts generally as they become due.

           2.5  Certain Rights.

           (a) Drag Along Rights. If the TPG Holders desire to sell all or substantially all of their Common Shares to a purchaser (other than pursuant to Section 2.3) and said purchaser desires to acquire all or substantially all of the issued and outstanding Common Shares (or all or substantially all of the assets of the Company) upon such terms and conditions as agreed to with the TPG Holders, each other Stockholder agrees to sell all of its Common Shares to said purchaser (or to vote such Common Shares in favor of any merger or other transaction which would effect a sale of such Common Shares (or all or substantially all of the assets of the Company) provided that nothing herein shall in any way constrain, limit or affect the ability, if any, of any Stockholder to vote its Preferred Shares in such Stockholder's discretion in accordance with the terms thereof in connection with any such merger or other transaction) at the same price per Common Share and pursuant to the same terms and conditions with respect to payment for the Common Shares as agreed to by the TPG Holders. For purposes of this Section 2.5(a), but only with respect to a sale of Common Shares, "substantially all" shall mean at least 80% of the Common Shares then owned by the TPG Holders. In all other circumstances, "substantially all" shall be interpreted within the meaning of the New York Business Corporation Law. In such case, the TPG Holders shall give written notice of such sale to the other Stockholders at least 30 days prior to the consummation of such sale, setting forth (i) the consideration to be received by the Stockholders, (ii) the identity of the purchaser, (iii) any other material items and conditions of the proposed transfer and (iv) the date of the proposed transfer and shall cause the terms of any such transaction not to expose such other Stockholders to joint and several liability as a selling stockholder in such transaction.

           (b) Tag Along Rights. (i) Subject to paragraph (v) of this Section 2.5(b), if a TPG Holder proposes to transfer any Common Shares, Series A Preferred Stock or Series B Preferred Stock to a purchaser (including the Company or any of its subsidiaries) other than a Permitted Transferee (which for purposes of this Section 2.5(b) only, in the case of the TPG Holders, shall not include the Company or any of its subsidiaries) of such TPG Holder, such TPG Holder (hereinafter referred to as a "Selling TPG Stockholder") shall give written notice (a "Transfer Notice") of such proposed transfer to the Stockholders other than the TPG Holders (the "Other Stockholders") at least 30 days prior to the consummation of such proposed transfer, setting forth for each class of Shares (A) the number of Shares offered, if any, (B) the consideration to be received for such Shares by such Selling TPG Stockholder, (C) the identity of the purchaser, (D) any other material items and conditions of the proposed transfer (including a representation that if one or more Other Stockholders elect to sell Shares pursuant to this Section 2.5, such Selling TPG Stockholder shall use reasonable efforts to cause any transaction to be on terms which do not expose such Other Stockholders to joint and several liability as a selling stockholder in such transaction), (E) the date of the proposed transfer and (F) that each such Other Stockholder shall have the right to elect to sell up to the sum of its Pro Rata Portion plus its Excess Pro Rata Portion (as defined in Section 2.5(b)(iii) below) of such Shares.

           (ii) Subject to paragraph (iv) of this Section 2.5(b), upon delivery of a Transfer Notice, each Other Stockholder may elect to sell up to the sum of (A) the Pro Rata Portion (as defined in paragraph (iii) of this Section 2.5(b)) and (B) the Excess Pro Rata Portion of its Shares of the same class and series proposed to be sold by the Selling TPG Stockholder, at the same price per Share of the same class and series and pursuant to the same terms and conditions with respect to payment for the Shares of the same class and series as agreed to by the Selling TPG Stockholder, by sending written notice to the Selling TPG Stockholder within 15 days of the date of the Transfer Notice, indicating its election to sell up to the sum of the Pro Rata Portion plus


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


the Excess Pro Rata Portion of its Shares of the same class and series in the same transaction. Following such 15 day period, the Selling TPG Stockholder and each Other Stockholder, concurrently with the Selling TPG Stockholder, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer Notice the sum of (x) the Pro Rata Portion and (y) the Excess Pro Rata Portion of its Shares.

           (iii) For purposes of this Agreement, "Pro Rata Portion" shall mean, with respect to Common Shares or Preferred Shares, as the case may be, held by a Stockholder, a number equal to the product of (A) the total number of such shares then owned by such Stockholder and (B) a fraction, the numerator of which shall be the total number of such shares proposed to be sold to a purchaser as set forth in a Transfer Notice or initially proposed to be registered by the Selling TPG Stockholder, as the case may be, and the denominator of which shall be the total number of such shares then outstanding (including such shares proposed to be sold or registered by the Selling TPG Stockholder). For purposes of this Agreement, "Excess Pro Rata Portion" shall mean, with respect to Common Shares or Preferred Shares, as the case may be, held by a Stockholder, a number equal to the product of
(x) the number of Non-Elected Shares (as defined below) and (y) a fraction, the numerator of which shall be such Stockholder's Pro Rata Portion with respect to such shares, and the denominator of which shall be the sum of (1) the aggregate Pro Rata Portions with respect to the Common Shares (when calculating "Excess Pro Rata Portion" with respect to the Common Shares of a Stockholder) or the Preferred Shares (when calculating "Excess Pro Rata Portion" with respect to the Preferred Shares of a Stockholder), as the case may be, of all of the Other Stockholders that have elected to exercise in full their rights to sell their Pro Rata Portion of Common Shares or Preferred Shares, as the case may be, and (2) the Selling TPG Stockholder's Pro Rata Portion of Common Shares (when calculating "Excess Pro Rata Portion" with respect to the Common Shares of a Stockholder) or the Preferred Shares (when calculating "Excess Pro Rata Portion" with respect to the Preferred Shares of a Stockholder) (the aggregate amount of such denominator is hereinafter referred to as the "Elected Shares"). For purposes of this Agreement, "Non-Elected Shares" shall mean the excess, if any, of the total number of Common Shares (when calculating "Excess Pro Rata Portion" with respect to the Common Shares of a Stockholder) or the Preferred Shares (when calculating "Excess Pro Rata Portion" with respect to the Preferred Shares of a Stockholder), as the case may be, proposed to be sold to a purchaser as set forth in a Transfer Notice or initially proposed to be registered by the Selling TPG Stockholder, as the case may be, less the amount of Elected Shares.

           (iv) Notwithstanding anything to the contrary contained herein but subject to the last sentence of Section 2.5(b)(ii), if a Selling TPG Stockholder proposes to transfer both Common Shares and Preferred Shares in the same transaction or in related transactions, each Other Stockholder electing to sell Shares pursuant to this Section 2.5(b) shall be required to sell both Common Shares and Preferred Shares (of the same series) proposed to be sold by the Selling TPG Stockholder. In such event, the number of Preferred Shares which each Other Stockholder may sell or transfer pursuant to this Section 2.5(b) shall be up to its applicable Pro Rata Portion plus its Excess Pro Rata Portion of such shares, and the number of Common Shares which such Other Stockholder shall be required to sell or transfer in such transaction or transactions shall be exactly the product (rounded to the nearest whole number) of (A) the total


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


number of Preferred Shares to be sold or transferred by such Other Stockholder determined in accordance with this Section 2.5(b)(iv) and (B) a fraction, of which the numerator shall be the number of Common Shares proposed to be sold by the Selling TPG Stockholder and the denominator shall be the number of Preferred Shares proposed to be sold by the Selling TPG Stockholder; provided that if the Selling TPG Stockholder proposes to sell shares of both Series A Preferred Stock and Series B Preferred Stock in the same transaction or in related transactions, the ratio of the number of shares of Series A Preferred Stock to the number of shares of Series B Preferred Stock subject to election by each Other Stockholder must be equivalent to the ratio of the number of shares of Series A Preferred Stock to the number of shares of Series B Preferred Stock proposed to be sold by such Selling TPG Stockholder in such transaction or transactions.

           (v) Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.5(b) shall not apply to
(A) any sale or transfer by the TPG Holders of Common Shares unless and until the TPG Holders, after giving effect to the proposed sale or transfer, shall have sold or transferred in the aggregate, other than to Permitted Transferees, shares of Common Shares representing 7.5% of the Common Shares owned by the TPG Holders on the date hereof or (B) any sale or transfer by the TPG Holders of Preferred Shares unless and until the TPG Holders, after giving effect to the proposed sale or transfer, shall have sold or transferred in the aggregate, other than to Permitted Transferees, shares of Preferred Shares representing 7.5% of the Preferred Shares owned by the TPG Holders on the date hereof.

           (c)  Piggyback Registration Rights.

                (i) Notice to Stockholders. If the Company determines that it will file a registration statement under the Securities Act, other than a Form S-4, Form S-8 or any similar form under the Securities Act, for an offering which includes Common Shares held by a TPG Holder on the date hereof (a "Registering Stockholder"), then the Company shall give prompt written notice to each of the Other Stockholders that such filing is expected to be made (but in no event less than 30 days nor more than 60 days in advance of filing such registration statement), the jurisdiction or jurisdictions in which such offering is expected to be made, and the underwriter or underwriters (if any) that the Company (or the person requesting such registration) intends to designate for such offering. If the Company, within 15 days after giving such notice, receives a written request for registration of any Common Shares from any of the Other Stockholders, then the Company shall include in the same registration statement the number of additional Common Shares to be sold by each Other Stockholder as shall have been specified in its request; provided, however, that each Other Stockholder shall not be permitted to register more than a Pro Rata Portion (as defined in Section 2.5(b)(iii), substituting "Registering Stockholder" for "Selling TPG Stockholder") of its Common Shares; and provided further, that the Company shall not be required to register any Common Shares which can be sold or transferred without registration pursuant to Rule 144(k) under the Securities Act. The Company shall bear all costs of preparing and filing the registration statement (but shall not be responsible for underwriting discounts or fees or similar costs or expenses, or fees or expenses of counsel to any selling stockholder), and shall indemnify and hold harmless, pursuant to customary and reasonable indemnification and contribution provisions to be entered into by the Company at the time of filing of the registration statement, the seller of any Common Shares covered by such registration statement.

           Notwithstanding anything herein to the contrary, the Company, on prior notice to the participating Stockholder, may abandon its intention to file a registration statement under this
Section 2.5(c) at any time prior to such filing.

                (ii) Allocation. If the managing underwriter shall inform the Company (or the person requesting such registration) in writing that the number of Common Shares requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering within a price range acceptable to the Company (or, if the offering is not for the Company's account, such person), then the Company shall include in such registration such number of Common Shares which the Company (or such person) is so advised can be sold in (or during the time of) such offering. All Stockholders proposing to sell Common Shares shall share pro rata in the number of Common Shares to be excluded from such offering, such sharing to be based on the respective numbers of Common Shares as to which registration has been requested by such Stockholders.

                (iii) Permitted Transfer. Notwithstanding anything to the contrary contained herein, sales of Common Shares pursuant to a registration statement filed by the Company may be made without compliance with any other provision of this Article
II other than this Section 2.5(c).

                            ARTICLE III
                            -----------

                   Legends on Share Certificates
                   -----------------------------

           3.1 The certificates representing the Shares shall include an endorsement typed conspicuously thereon of the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS' AGREEMENT DATED AS OF OCTOBER 17, 1997 AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH."

           In the event that any Shares shall cease to be Restricted Shares (as hereinafter defined), the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Shares without the first paragraph of the legend required by this Section 3.1. In the event that any Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Shares without the second paragraph of the legend required by Section 3.1.

           "Restricted Shares" shall mean all Shares other than
(a) Shares that have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) Shares with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance satisfactory to the Company, of counsel, who shall be satisfactory to the Company, or (ii) a "no action" letter from the Securities and Exchange Commission, to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act.

           3.2 All certificates for Shares representing
Restricted Shares hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

           3.3 Upon the exercise of any option to purchase described herein, the certificates representing the Shares purchased shall be delivered to the Secretary of the Company and properly endorsed for transfer on the stock books of the Company.

                            ARTICLE IV
                            ----------

                             Covenants
                             ---------

           4.1 Financial Information. During the term of this Agreement, the Company shall, at its expense, provide to each Stockholder signatory hereto at the date hereof, promptly following the final preparation thereof, copies of consolidated annual, quarterly and monthly financial statements of the Company and its subsidiaries, such statements to include such type of information as is required to be provided to the bank lenders pursuant to the Credit Agreement, dated as of October 17, 1997, by and among such lenders, the Company and J. Crew Operating Corp., a wholly owned subsidiary of the Company, as in effect on the date hereof. The rights provided by this Section 4.1 may not be transferred or assigned to any other person without the consent of the Company and TPG II, and shall be subject as to each Stockholder to the provision by such Stockholder of customary confidentiality undertakings.

           4.2 Affiliate Transactions. The Company shall not, and shall not permit any of its subsidiaries to, enter into any transaction with any affiliate of the Company (other than a majority owned subsidiary of the Company; provided that neither the TPG Holders nor any affiliate of the TPG Holders (other than the Company and its subsidiaries) has any equity interest in such subsidiary other than through their ownership of Shares), except upon fair and reasonable terms no less favorable to the Company or such subsidiaries than would be obtainable in a comparable arm's length transaction, unless the Company shall obtain the written consent of a majority of the independent directors of the Company or of the holders of a majority, by voting power, of the outstanding Shares (excluding such affiliate and its Shares and the Shares of its affiliates) entitled to vote at a meeting of Stockholders; provided, that agreements in effect on the date hereof (but excluding subsequent modifications) shall be deemed not to violate this provision.

           4.3 Restrictive Covenants. In addition to any requirements imposed by the governing instruments of the Preferred Shares, the Company shall not take any action requiring the consent of holders of Preferred Shares pursuant to Section 3(a) of each of the designations of the Series A Preferred Stock and the Series B Preferred Stock contained in Article Fifth of the Company's Restated Certificate of Incorporation without also obtaining the consent, in writing, of each Stockholder that (i) owns Preferred Shares on the date hereof and (ii) has not sold, transferred or otherwise disposed of any of such Preferred Shares, except to Permitted Transferees which have not sold, transferred or otherwise disposed of any of such Preferred Shares.

           4.4 Exchange of Shares. The Stockholders will use all reasonable efforts to cause the Board of Directors of the Company to authorize the exchange of (a) Shares held by any Stockholder subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), to the extent necessary, for substantially equivalent shares with diminished voting rights, to permit the ownership of such Shares by such Stockholder to comply with the requirements of Section 4(c)(6) or 4(c)(7) of the BHCA and (b) shares of Series A Preferred Stock held by any Stockholder for shares of Series B Preferred Stock, or shares of Series B Preferred Stock held by any Stockholder for shares of Series A Preferred Stock, to the extent necessary to permit such Stockholder to sell on a timely basis the applicable series of shares of its Preferred Stock pursuant to Section 2.5(b).

                             ARTICLE V
                             ---------

                        Additional Parties
                        ------------------

           Notwithstanding the provisions of Section 6.3, additional Stockholders may be added to and be bound by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional Stockholders, provided that any Permitted Transferee of a TPG Holder that is an affiliate of such TPG Holder shall, by signing and delivering such a counterpart of this Agreement, become a TPG Holder under this Agreement. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to the Stockholders.

                            ARTICLE VI
                            ----------

                     Miscellaneous Provisions
                     ------------------------

           6.1 Specific Performance. The parties hereby declare and acknowledge that it is impossible to measure in money the damages which will accrue to any party hereto or to a representative of a Stockholder by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or the representative of a Stockholder shall institute any action or proceeding to enforce the provisions hereof, the person against whom such action or proceeding is brought hereby waives the claim or defense that such party or such representative has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party or such representative has an adequate remedy at law. The parties hereto agree that this Agreement shall be specifically enforceable.

           6.2 Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, which shall be addressed, in the case of the Company, to its principal office, and, in the case of any Stockholder, to such Stockholder's address appearing on the stock books of the Company or to such other address as may be designated by such Stockholder in writing to the Company.

           6.3 Entire Agreement. This Agreement constitutes the only agreement between the parties hereto respecting restrictions on the transferability of the Shares and supersedes all prior agreements, expressed or implied, between the parties.

           6.4 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of laws except Section 5-1401 of the General
Obligations Law of the State of New York.

           6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns.

           6.6 Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

           6.7 Amendment and Waiver. Any amendment of this Agreement or any waiver of any provision hereof to be effective shall be in writing and signed by all of the parties hereto. The addition of a Transferee of Shares or a recipient of any Shares as a party hereto pursuant to Article V hereof shall not constitute an amendment hereto and need be signed only by the Company and such Transferee or recipient. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

           6.8 Termination. This Agreement shall terminate on the earliest of (a) the date on which more than 50% of the issued and outstanding Shares at such date shall have been registered and sold pursuant to one or more registration statements filed under the Securities Act, (b) the date on which the shares of capital stock of the Company held by the TPG Holders represent, in the aggregate, less than thirty-five percent (35%) of the total voting power of the Company's capital stock, (c) in connection with the underwritten initial public offering by the Company of any Shares, the date on or after the consummation of such offering on which the holders of a majority of the outstanding Common Shares shall have agreed, by 30 days' prior written notice to each of the parties to this Agreement and to each party who becomes a party to this Agreement, to terminate this Agreement, and (d) the tenth anniversary of the date hereof; provided, however, that (i) the rights, if any, of any Stockholder set forth in Section 2.5(b) (with respect to Common Shares held by such Stockholder) of this Agreement shall survive any such termination as to such Stockholder until the Common Shares held by such Stockholder can be sold pursuant to Rule 144(k) under the Securities Act (or any successor provision) and (ii) the rights, if any, of Stockholders set forth in Section 2.5(b) (with respect to Preferred Shares), 2.5(c) and 4.3 of this Agreement shall survive any such termination.

           6.9 Counterparts. This Agreement may be signed by each party hereto upon a separate copy of this Agreement in which event all of said copies shall constitute a single counterpart of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

           Each Stockholder in agreement with the foregoing should sign the form of acceptance in the space provided for such Stockholder's signature on this copy of this Agreement delivered to such Stockholder. This Agreement will become a binding agreement among such Stockholders and the Company when signed by the Company and so accepted by such Stockholders.

           The foregoing Stockholders' Agreement is hereby accepted as of the day and year first above written.


                             J. CREW GROUP, INC.


                                 By: /s/ Michael P. McHugh
                                    ---------------------------------
                                 Name:  Michael P. McHugh
                                 Title: Vice President - Finance


          [remainder of page intentionally left blank]

                             Stockholders:


                             TPG PARTNERS II, L.P.


                                 By: TPG GenPar II, L.P.
                                 By: TPG Advisors II, Inc.


                                 By: /s/ Jonathan J. Coslet
                                    ---------------------------------
                                 Name:
                                 Title:


                             TPG PARALLEL II, L.P.


                                 By: TPG GenPar II, L.P.
                                 By: TPG Advisors II, Inc.


                                 By: /s/ Jonathan J. Coslet
                                    ---------------------------------
                                 Name:
                                 Title:


                             TPG INVESTORS II, L.P.


                                 By: TPG GenPar II, L.P.
                                 By: TPG Advisors II, Inc.


                                 By: /s/ Jonathan J. Coslet
                                    ---------------------------------
                                 Name:
                                 Title:

                             BANCBOSTON INVESTMENTS, INC.


                                 By: /s/ Mark H. DeBlois
                                    ---------------------------------
                                 Name: Mark H. DeBlois
                                 Title: Managing Director



          [remainder of page intentionally left blank]

                             GENERAL ELECTRIC CAPITAL CORPORATION


                                 By: /s/ George L. Hashbarger, Jr.
                                    ---------------------------------
                                 Name:  George L. Hashbarger, Jr.
                                 Title: Senior Vice President and
                                        Department Operations Manager


          [remainder of page intentionally left blank]

                             TCW/CRESCENT MEZZANINE PARTNERS, L.P.

                                 By: TCW Asset Management Company


                                 By: /s/
                                    ---------------------------------
                                 Name:  John C. Rocchio
                                 Title: Senior Vice President


                                 By: /s/
                                    ---------------------------------
                                 Name:  Jean-Marc Chapus
                                 Title: Managing Director


                             TCW/CRESCENT MEZZANINE TRUST

                                 By: TCW Asset Management Company


                                 By: /s/
                                    ---------------------------------
                                 Name:  John C. Rocchio
                                 Title: Senior Vice President


                                 By: /s/
                                    ---------------------------------
                                 Name:  Jean-Marc Chapus
                                 Title: Managing Director


                             TCW/CRESCENT MEZZANINE INVESTMENT
                                 PARTNERS, L.P.

                                 By: TCW Asset Management Company


                                 By: /s/
                                    ---------------------------------
                                 Name:  John C. Rocchio
                                 Title: Senior Vice President


                                 By: /s/
                                    ---------------------------------
                                 Name:  Jean-Marc Chapus
                                 Title: Managing Director

                             CRESCENT/MACH I PARTNERS, L.P.

                                 By: TCW Asset Management Company


                                 By: /s/
                                    ---------------------------------
                                 Name:  John C. Rocchio
                                 Title: Senior Vice President


                                 By: /s/
                                    ---------------------------------
                                 Name:  Jean-Marc Chapus
                                 Title: Managing Director


                             TCW SHARED OPPORTUNITY FUND II, L.P.

                                 By: TCW Asset Management Company


                                 By: /s/
                                    ---------------------------------
                                 Name:  John C. Rocchio
                                 Title: Senior Vice President


                                 By: /s/
                                    ---------------------------------
                                 Name:  Jean-Marc Chapus
                                 Title: Managing Director

                             DLJ FUND INVESTMENT PARTNERS II, L.P.

                                 By: DLJ LBO Plans Management Corporation


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             KEN MOELIS

                                 By: DLJ LBO Plans Management Corporation
                                         as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             MARK LANIGAN

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             PAULINE BOGHOSIAN

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President

                             STEPHEN PAUL

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             DLJ CAPITAL CORPORATION

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             BENNETT GOODMAN

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             STEVE RATTNER

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President

                             DOUG OSTROVER

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             ROB GRIEN

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             SCOTT HONOUR

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             CHRISTINE FASANO

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President

                                 ERIC SWANSON

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             KEVIN SMITH

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             STEVE HICKEY

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President


                             SCOTT HONOUR

                                 By: DLJ LBO Plans Management Corporation
                                          as Attorney-in Fact


                                 By: /s/
                                    ---------------------------------
                                 Name:  Ivy Dodes
                                 Title: Vice President

                             FARALLON CAPITAL PARTNERS, L.P.

                                 By: Farallon Partners, L.L.C.
                                          its General Partner


                                 By: /s/ Andrew B. Fremder
                                    ---------------------------------
                                 Name:  Andrew B. Fremder
                                 Title: Managing Member


                             FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

                                 By: Farallon Partners, L.L.C.
                                          its General Partner


                                 By: /s/ Andrew B. Fremder
                                    ---------------------------------
                                 Name:
                                 Title:


                             FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                                 By: Farallon Partners, L.L.C.
                                          its General Partner


                                 By: /s/ Andrew B. Fremder
                                    ---------------------------------
                                 Name:
                                 Title:

                             MAUD BRYT


                                 By: /s/ Maud Bryt
                                    ---------------------------------
                                 Name: Maud Bryt
                                 Title:


          [remainder of page intentionally left blank]

                             FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

                                 By: Farallon Partners, L.L.C.
                                          its General Partner


                                 By: /s/ Andrew B. Fremder
                                    ---------------------------------
                                 Name:
                                 Title:


                             RR CAPITAL PARTNERS, L.P.

                                 By: Farallon Partners, L.L.C.
                                          its General Partner


                                 By: /s/ Andrew B. Fremder
                                    ---------------------------------
                                 Name:
                                 Title:

                           Schedule 1.4
                           ------------




Stockholder                                      Common Shares Owned
-----------                                      -------------------

TPG Partners II, L.P.                                31,566.779
TPG Parallel II, L.P.                                 2,154.198
TPG Investors II, L.P.                                3,292.740
BancBoston Investments, Inc.                          2,062.500
General Electric Capital Corporation                  1,948.090
TCW/Crescent Mezzanine Partners, L.P.                 2,323.141
TCW/Crescent Mezzanine Trust                            707.128
TCW/Crescent Mezzanine Investment Partners, L.P.         63.481
Crescent/Mach I Partners, L.P.                          171.875
TCW Shared Opportunity Fund II, L.P.                    171.875
DLJ Fund Investment Partners II, L.P.                   527.745
Ken Moelis                                               25.943
Mark Lanigan                                             25.943
Pauline Boghosian                                        25.943
Stephen Paul                                             13.342
Scott Honour                                              4.447
Bennett Goodman                                          20.013
Steve Rattner                                            20.013
Doug Ostrover                                            20.013
Rob Grien                                                19.272
Christine Fasano                                         13.342
Eric Swanson                                             10.377
Kevin Smith                                               2.965
Steve Hickey                                             10.377
DLJ Capital Corporation                                   1.482
Farallon Capital Partners, L.P.                         742.500
Farallon Capital Institutional Partners, L.P.           577.500
Farallon Capital Institutional Partners II, L.P.        198.000
Farallon Capital Institutional Partners III, L.P.        66.000
RR Capital Partners, L.P.                                66.000
Maud Bryt                                               129.094
Emily Woods                                           8,017.883

Stockholder                                 Preferred Shares Owned
-----------                                 ----------------------

TPG Partners II, L.P.                                63,424.117
TPG Parallel II, L.P.                                 4,328.225
TPG Investors II, L.P.                                6,615.789
BancBoston Investments, Inc.                         12,187.500
General Electric Capital Corporation                  3,914.112
TCW/Crescent Mezzanine Partners, L.P.                13,727.651
TCW/Crescent Mezzanine Trust                          4,178.481
TCW/Crescent Mezzanine Investment Partners, L.P.        375.118
Crescent/Mach I Partners, L.P.                        1,015.625
TCW Shared Opportunity Fund II, L.P.                  1,015.625
DLJ Fund Investment Partners II, L.P.                 1,060.347
Ken Moelis                                               52.124
Mark Lanigan                                             52.124
Pauline Boghosian                                        52.124
Stephen Paul                                             26.807
DLJ Capital Corporation                                   2.979
Scott Honour                                              8.936
Bennett Goodman                                          40.210
Steve Rattner                                            40.210
Doug Ostrover                                            40.210
Rob Grien                                                38.721
Christine Fasano                                         26.807
Eric Swanson                                             20.850
Kevin Smith                                               5.957
Steve Hickey                                             20.850
Farallon Capital Partners, L.P.                       4,387.500
Farallon Capital Institutional Partners, L.P.         3,412.500
Farallon Capital Institutional Partners II, L.P.      1,170.000
Farallon Capital Institutional Partners III, L.P.       390.000
RR Capital Partners, L.P.                               390.000
Emily Woods                                           2,978.505